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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              JUNO LIGHTING, INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
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     (1) Title of each class of securities to which transaction applies:

         Common Stock, $.01 par value, of Juno Lighting, Inc.
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     (2) Aggregate number of securities to which transaction applies:

         Not applicable.
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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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                                 Presentation to

                       INSTITUTIONAL SHAREHOLDER SERVICES

                               Juno Lighting, Inc.

                                  June 14, 1999



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                              JUNO LIGHTING, INC.
                                     Agenda
                                     ------





-        History

-        The Process

-        Benefits of the Merger

-        The Option Plan

-        Timing of the Transaction

-        Stand-Alone Value

-        The Lens "Alternative"


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                              JUNO LIGHTING, INC.
                                    History
                                    -------





- The company was formed in 1976 by its current Chairman and CEO, Robert Fremont, who previously founded Halo Lighting

- Juno is a leading designer, assembler and marketer of recessed and track lighting fixtures, as well as a line of exit and emergency lighting fixtures

- Juno has a strong history of sales and profit growth by focusing on value-added, profitable niche products and providing exceptional customer service

- Juno is also considered an industry leader in product innovation and design



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                               JUNO LIGHTING, INC.
                                   The Process
                                   -----------






- Juno hired two investment banking firms, Goldman Sachs and William Blair, to run a process over the last year to maximize shareholder value

- Juno evaluated a number of alternatives, including a share repurchase program

- Juno contacted 78 potential buyers, which included 45 strategic and 33 financial buyers

- The auction process was not closed to any logical potential buyer; all buyers that were thought by Juno and its advisors to have a potential interest in the company were approached



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                               JUNO LIGHTING, INC.
                             The Process (continued)
                             -----------------------





- No other bidder in this process was willing to enter into a transaction with a per share price equal to or better than the Fremont merger consideration

- After the transaction with Fremont Partners was announced on March 26, 1999, any party that wished to do so could bid a higher price; so far, no party has done so

- Lens has claimed that it knows of one potential strategic buyer that was not invited to make a bid for Juno

- Lens never provided Juno with the names of any potential buyers when asked to do so and, so far, Lens' phantom buyer has not come forward



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                               JUNO LIGHTING, INC.
                             Benefits of the Merger
                             ----------------------





- Fremont Partners will purchase 87.1% of Juno's common stock for $25 per share in cash with the remaining 2.4 million shares, or 12.9%, being exchanged for new publicly traded Juno common shares valued by Blair at $25 per share

- Juno shareholders have the right to elect cash or stock, subject to proration

- Juno stockholders will receive a 22% premium over the Juno closing price of $20.50 per share on March 26, 1999, the day of the merger announcement

- Juno stockholders will receive $25 per share in cash for a minimum of 87.1% of their shares and possibly for all of their shares

- William Blair valued the newly issued shares at $25 per share using both a price earnings multiple analysis and a discounted cash flow analysis






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                               JUNO LIGHTING, INC.
                       Benefits of the Merger (continued)
                       ----------------------------------





- The transaction was structured as a recapitalization with certain of Juno's existing shares remaining outstanding in order to avoid substantial future goodwill charges

- Fremont Partners intends to appoint independent directors to the new board of directors of Juno

- Fremont Partners will make a $106 million equity investment and will be incentivized to maximize the equity value of all Juno shareholders













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                               JUNO LIGHTING, INC.
                                 The Option Plan
                                 ---------------




- The option plan was instituted at the insistence of Fremont Partners, with no input from the current management of Juno, and will replace the Company's existing plan that was approved by stockholders and has been in place since 1983

- Bob Fremont and all non-employee directors are not participants in the current Juno option plan

- This option plan, involving up to 12% of the fully diluted common equity of Juno, is very standard in this type of leveraged recapitalization transaction

- Fremont Partners, which is investing $106 million and has substantial experience in this type of transaction, believes that this type of option plan will maximize Juno's future equity value for all shareholders





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                               JUNO LIGHTING, INC.
                          The Option Plan (continued)
                          ---------------------------




- A committee of Juno's Board consisting of non-employee directors will grant these options at fair market value over time based on performance

- Bob Fremont will step down as Chairman and CEO and will not benefit from the new option plan





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                               JUNO LIGHTING, INC.
                            Timing of the Transaction
                            -------------------------






- The stock market is at an all time high, the economy is strong and interest rates are low

-     Juno believes that the timing of a sale could not be better

- Bob Fremont, whose family owns approximately 8% of Juno's outstanding common stock, will be selling his shares in the transaction




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                               JUNO LIGHTING, INC.
                                Stand-Alone Value
                                -----------------





- The transaction represents an attractive multiple of Juno's latest twelve months EBITDA

        - Lens claims that the average lighting industry enterprise value to EBITDA multiple is 10.4x and that Juno should trade at least at this multiple as a stand-alone entity

        -    As of 5/31/99, the date Lens used for its analysis, the peer group
             (1) of companies comparable to Juno was trading at an average of 8.7x EBITDA. Genlyte, Holophane and LSI, the three companies that we believe are most comparable to Juno, were trading at 5.1x, 7.4x and 7.3x, respectively.

        - Prior to the announcement of the transaction with Fremont Partners, Juno was trading at an enterprise value to EBITDA multiple of 6.8x

- Juno received a fairness opinion from William Blair that the transaction is fair from a financial point of view to Juno's shareholders

(1) These "peers" are The Genlyte Group Incorporated, Holophane Corporation, LSI Industries Inc. and SLI, Inc. The multiple for Advanced Lighting Technologies of 91.5x has been excluded as not meaningful.


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                               JUNO LIGHTING, INC.
                             The Lens "Alternative"
                             ----------------------





-     Lens is not offering Juno stockholders anything for their shares

- Juno has considered the Lens alternative but believes that it is flawed and not in the best interests of shareholders

- Lens has proposed that Juno repurchase 45% of its shares outstanding at $25 per share to be followed by a possible public auction of Juno at a sales price in excess of $25 per share for the remaining stock

-     We believe that a share buyback would have no effect on the value of Juno

         - Lens itself admits that the value of Juno should be based on enterprise value as a multiple of EBITDA -- Juno's EBITDA would be the same after the 45% share repurchase as before

         -  This multiple is not effected by any share buyback

         - A valuation analysis focused on leveraged P/E multiples is inappropriate


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                               JUNO LIGHTING, INC.
                       The Lens "Alternative" (continued)
                       ----------------------------------





- No shareholder would sell shares back to Juno at $25 per share if they felt that they would get a higher share price in a sale of Juno following the buyback

- The Lens alternative could result in shareholders getting $25 per share for 45% of their shares at some undetermined point in the future rather than an immediate $25 per share for at least 87.1% of their stock in the Fremont transaction

- A buyback would discourage any potential strategic buyers from buying Juno in a stock transaction because it would prevent pooling-of-interest accounting treatment for a significant period of time

- Remember, after contacting 78 potential buyers, no one was willing to enter into a transaction equal to or better than the Fremont transaction

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                               JUNO LIGHTING, INC.
                                   Conclusion
                                   ----------




- The Juno board of directors believes that the transaction with Fremont Partners is in the best interests of shareholders

- Juno has explored strategic alternatives for a year and contacted 78 potential buyers through a comprehensive and orderly auction process -- this is the best proposal Juno has received

- If the transaction is not consummated, there can be no assurance that Juno will be able to enter into an alternative transaction of equal value

- The market price of Juno's common stock may decline substantially if the merger is not consummated